As filed with the Securities and Exchange Commission on December 28, 2017

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HORIZON BANCORP

(Exact Name of Registrant as Specified in Its Charter)

Indiana	35-1562417
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

515 Franklin Street

Michigan City, Indiana 46360

(Address of Principal Executive Offices)

HORIZON BANCORP

AMENDED AND RESTATED

2005 DIRECTORS’ DEFERRED COMPENSATION PLAN

(Full Title of the Plans)

Copy to:

Todd Etzler	Curt W. Hidde
VP, General Counsel	Barnes & Thornburg LLP
Horizon Bank	11 South Meridian Street
515 Franklin Street	Indianapolis, IN 46204
Michigan City, Indiana 46360 (219) 873-2639	(317) 236-1313
(Name, address and telephone number, including area code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☒

Non-Accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, no par value	50,000 (3)	$27.93	$1,396,500	$174
Deferred Compensation Obligations (4)	$2,600,000	N/A	$2,600,000	$324 (5)

(1)	In accordance with Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, on the basis of the average of the high and low price of the common stock as reported on the NASDAQ Global Select Market on December 26, 2017.
(3)	Represents shares available for issuance under the Horizon Bancorp Amended and Restated 2005 Directors’ Deferred Compensation Plan and the 1998 Horizon Bancorp Directors’ Deferred Compensation Plan (collectively, the “Directors’ Deferred Compensation Plans” or the “Plans”). As more fully set forth in the Explanatory Note below, the shares being registered under the Directors’ Deferred Compensation Plans represent shares that may be purchased on the open market for subsequent issuance under the Plans.
(4)	The deferred obligations are unsecured obligations of Horizon Bancorp to pay deferred compensation in the future pursuant to the terms of the Directors’ Deferred Compensation Plans.
(5)	Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and based on an estimate of the amount of compensation participants may defer under the Plans.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by registrant, Horizon Bancorp (the “Registrant”), for the purpose of registering 50,000 shares of the common stock, no par value (“Common Stock”), of Registrant and for registering $2,600,000 of Registrant’s unsecured obligations to pay deferred compensation in the future, each pursuant to the Horizon Bancorp Amended and Restated 2005 Directors’ Deferred Compensation Plan and the 1998 Horizon Bancorp Directors’ Deferred Compensation Plan (collectively, the “Directors’ Deferred Compensation Plans” or the “Plans”). All shares of Common Stock registered hereunder in connection with the Directors’ Deferred Compensation Plans are not newly issued shares of Registrant’s Common Stock but, rather, represent shares that may be purchased in the open market by the rabbi trustee for the Directors’ Deferred Compensation Plans and issued to participants pursuant to the terms of such Plans. The Registrant also has the option of issuing shares of Common Stock under the Directors’ Deferred Compensation Plans from its Amended and Restated 2013 Omnibus Equity Incentive Plan, and any such shares of Common Stock issued under that plan are covered by a separate Form S-8 registration statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing information specified by Part I of this Registration Statement will be sent or given to participants in the Directors’ Deferred Compensation Plans, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such document(s) are not being filed with the Commission but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof), a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents of the Registrant filed with the Commission are hereby incorporated by reference in this Registration Statement:

(a) Annual Report on Form 10-K filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the Registrant’s fiscal year ended December 31, 2016.

(b) All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K referred to above.

(c) The description of the Registrant’s Common Stock found under the caption “Description of Common Stock” in the Registrant’s Registration Statement on Form S-3 filed under the Securities Act with the Commission on January 14, 2015.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

This Registration Statement covers deferred compensation obligations that may be offered under the Directors’ Deferred Compensation Plans. The deferred compensation obligations issuable under the Directors’ Deferred Compensation Plans represent obligations of the Registrant to pay to participants certain compensation amounts the participants have elected to defer. Payments of deferred fees are made to participants or their beneficiaries in a lump sum or annual installments upon death or disability of the participants or as designated by participants.

Subject to the terms and conditions set forth in the Directors’ Deferred Compensation Plans, each participating director may elect to defer eligible compensation, and amounts deferred are credited to each participant’s account. A participant’s account will be increased or decreased to reflect the increase or decrease in the value of the account established for the participant.

The Registrant has established a rabbi trust to hold assets contributed under the Directors’ Deferred Compensation Plans. However, such rabbi trust assets remain general assets of the Registrant subject to the claims of creditors, and rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding. Participants will not have any interest in any particular assets of the Registrant by reason of any obligation created under the Directors’ Deferred Compensation Plans.

The Registrant reserves the right to amend or terminate the Directors’ Deferred Compensation Plans, except that no amendment or termination may reduce the vested account balances of any participant in the Directors’ Deferred Compensation Plans accrued as of the date of such amendment or termination.

The summary and description above does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by reference to, the Directors’ Deferred Compensation Plans, copies of which are filed as Exhibits 4.1 and 4.2 to this Registration Statement.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is an Indiana corporation. The Registrant’s officers, directors and employees are entitled to be indemnified under Indiana law and the Registrant’s Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) and Amended and Restated Bylaws (the “Bylaws”) against certain liabilities and expenses. Chapter 37 of The Indiana Business Corporation Law (the “IBCL”) requires a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding. The IBCL also permits a corporation to indemnify a director, officer, employee or agent who is made a party to a proceeding because the person was a director, officer, employee or agent of the corporation against liability incurred in the proceeding if: (i) the individual’s conduct was in good faith; and (ii) the individual reasonably believed (A) in the case of conduct in the individual’s official capacity with the corporation, that the conduct was in the corporation’s best interests and (B) in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests; and (iii) in the case of a criminal proceeding, the individual either (A) had reasonable cause to believe the individual’s conduct was lawful or (B) had no reasonable cause to believe the individual’s conduct was unlawful. The IBCL permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of a proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.

The Registrant’s Articles of Incorporation provide for mandatory indemnification of officers and directors if they are wholly successful on the merits of a proceeding and satisfy the standards of conduct specified by the IBCL set forth in the preceding paragraph. The Articles of Incorporation also provide that any director or officer of the Registrant or any person who is serving at the request of the Registrant as a director or officer of another entity shall be indemnified and held harmless by the Registrant to the same extent as the Registrant’s directors or officers. In any proceeding, an officer or director is entitled to be indemnified against all liabilities and expenses related to the proceeding including attorneys’ fees, judgments, fines, penalties and amounts paid or to be paid in settlement. The Registrant’s Articles of Incorporation also provide such persons with certain rights to be paid or reimbursed for expenses incurred in defending any such proceeding in advance of the final disposition of the proceeding.

The Articles of Incorporation also authorize the Registrant to maintain insurance to protect itself and any director, officer, employee or agent of the Registrant against expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the IBCL. The Registrant currently maintains such insurance.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Horizon Bancorp Amended and Restated 2005 Directors’ Deferred Compensation Plan.

4.2	1998 Horizon Bancorp Directors’ Deferred Compensation Plan

5	Opinion of Barnes & Thornburg LLP, regarding legality of securities being offered, including consent.

23	Consent of BKD, LLP.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Horizon Bancorp Amended and Restated 2005 Directors’ Deferred Compensation Plan.

4.2	1998 Horizon Bancorp Directors’ Deferred Compensation Plan

5	Opinion of Barnes & Thornburg LLP, regarding legality of securities being offered, including consent.

23	Consent of BKD, LLP.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Michigan City, Indiana, on this 28th day of December, 2017.

HORIZON BANCORP

By	/s/ Craig M. Dwight
Craig M. Dwight
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Date	Signature and Title

December 28, 2017	/s/ Craig M. Dwight Craig M. Dwight, Chairman, Chief Executive Officer and Director

December 28, 2017	/s/ Mark E. Secor Mark E. Secor, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

December 28, 2017	/s/ Susan D. Aaron Susan D. Aaron, Director

December 28, 2017	/s/ Eric P. Blackhurst Eric P. Blackhurst, Director

December 28, 2017	/s/ Lawrence E. Burnell Lawrence E. Burnell, Director

December 28, 2017	/s/ James B. Dworkin James B. Dworkin, Director

December 28, 2017	/s/ Daniel F. Hopp Daniel F. Hopp, Director

December 28, 2017	/s/ Michele M. Magnuson Michele M. Magnuson, Director

Date	Signature and Title

December 28, 2017	/s/ Larry N. Middleton Larry N. Middleton, Director

December 28, 2017	/s/ Peter L. Pairitz Peter L. Pairitz, Director

December 28, 2017	/s/ Steven W. Reed Steven W. Reed, Director

December 28, 2017	/s/ Robert E. Swinehart Robert E. Swinehart, Director

December 28, 2017	/s/ Spero W. Valavanis Spero W. Valavanis, Director

December 28, 2017	/s/ Maurice F. Winkler III Maurice F. Winkler III, Director